Exhibit 10.1
NOBLE ENERGY, INC.
1992 STOCK OPTION AND RESTRICTED STOCK PLAN
(As Amended and Restated Effective April 23, 2013)
Section 1. Purpose
The purpose of this Plan is to assist Noble Energy, Inc., a Delaware corporation, in attracting and retaining, as officers and key employees of the Company and its Affiliates, persons of training, experience and ability and to furnish additional incentive to such persons by encouraging them to become owners of Shares of the Company’s capital stock, by granting to such persons Incentive Options, Nonqualified Options, Restricted Stock, or any combination of the foregoing.
Section 2. Definitions
Unless the context otherwise requires, the following words as used herein shall have the following meanings:
(a)“Affiliate” means any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with the Company and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the Employee provides direct services. For purposes of this Affiliate definition, the term “controlling interest” has the same meaning as provided in Treasury Regulation section 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation section 1.414(c)-2(b)(2)(i).
(b)“Agreement” means the written agreement (i) between the Company and the Optionee evidencing the Option and any SARs that relate to such Option granted by the Company and the understanding of the parties with respect thereto or (ii) between the Company and a recipient of a Restricted Stock award, a Cash Award or a Performance Award evidencing the restrictions, terms and conditions applicable to such award and the understanding of the parties with respect thereto. In the event of any inconsistency between the Plan and an Agreement, the Plan shall govern.
(c)“Board” means the Board of Directors of the Company as the same may be constituted from time to time.
(d)“Cash Award” means an award for the payment of a cash bonus that has been awarded pursuant to Section 16 of the Plan.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Committee” means the Committee provided for in Section 3 of the Plan as the same may be constituted from time to time.

(g)“Company” means Noble Energy, Inc., a Delaware corporation.
(h)“Corporate Transaction” shall have the meaning as defined in Section 8 of the Plan.
(i)“Disability” means the termination of an employee’s employment with the Company or an Affiliate because of a medically determinable physical or mental impairment (i) that prevents the employee from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (ii) for which the employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or an Affiliate.
(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)“Fair Market Value” means, except as provided in the next sentence with respect to grants and awards made prior to April 26, 2011, the closing sales price per Share on the New York Stock Exchange on the date in question (or if there was no reported sale on the New York Stock Exchange on such date, then on the last preceding day on which any reported sale occurred on the New York Stock Exchange). With respect to an Option or SAR that relates to such Option that was granted prior to April 26, 2011, or Shares of Restricted Stock that were awarded prior to April 26, 2011, the following shall apply: “Fair Market Value” means the fair market value per Share as determined by the Committee in good faith; provided, however, that if a Share is listed or admitted to trading on a securities exchange registered under the Exchange Act, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which such Share is listed or admitted to trading, or if a Share is not listed or admitted to trading on any such exchange but is listed as a national market security on the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or any similar system then in use, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on such system, or if a Share is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ but is quoted on NASDAQ or any similar system then in use, the Fair Market Value per Share shall be the average of the closing high bid and low asked quotations on such system for such Share on the date in question; and, provided further, that for purposes of valuing Shares to be made subject to Incentive Options, the Fair Market Value per Share shall be determined without regard to any restriction other than one which, by its terms, will never lapse.
(l)“Incentive Option” means an Option that is intended to satisfy the requirements of Section 422(b) of the Code.
(m)“Nonqualified Option” means an Option that does not qualify as a statutory stock option under Section 422 or 423 of the Code.

(n)“Non-Employee Director” means a director of the Company who satisfies the definition thereof under Rule 16b-3 promulgated under the Exchange Act.
(o)“Option” means an option to purchase one or more Shares granted under and pursuant to the Plan. Such Option may be either an Incentive Option or a Nonqualified Option.
(p)“Optionee” means a person who has been granted an Option and who has executed an Agreement with the Company.
(q)“Outside Director” means a director of the Company who is an outside director within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
(r)“Performance Award” means any Restricted Stock award or Cash Award that has been designated at the time of award as a Performance Award in accordance with the provisions of Section 15 of the Plan.
(s)“Plan” means this Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended from time to time.
(t)“Restricted Stock” means Shares issued or transferred pursuant to Section 14 of the Plan.
(u)“Retirement” means a termination of employment with the Company or an Affiliate either (i) on a voluntary basis by a person who (A) is at least 55 years of age with five years of credited service with the Company or one or more Affiliates or (B) has at least 20 years of credited service with the Company or one or more Affiliates, immediately prior to such termination of employment or (ii) otherwise with the written consent of the Committee in its sole discretion.
(v)“SARs” means stock appreciation rights granted pursuant to Section 7 of the Plan.
(w)“Securities Act” means the Securities Act of 1933, as amended.
(x)“Share” means a share of the Company’s present common stock, par value $0.01 per share, and any share or shares of capital stock or other securities of the Company hereafter issued or issuable in respect of or in substitution or exchange for each such present share. Such Shares may be unissued or reacquired Shares, as the Board, in its sole and absolute discretion, shall from time to time determine.
Section 3. Administration
The Plan shall be administered by, and the decisions concerning the Plan shall be made solely by, a Committee of two or more directors of the Company, all of whom are both Non-Employee Directors and Outside Directors. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee. In making grants or awards, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Affiliates and such other considerations as the Board may from time to time specify.
Except to the extent already appointed by the Board, the Committee shall elect one of its members as its chairman, and shall hold its meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum. All decisions and determinations of the Committee shall be made by the majority vote or decision of the members present at any meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made by a majority vote or decision at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the express provisions of the Plan, the bylaws or certificate of incorporation of the Company or any resolutions of the Board.
All questions of interpretation or application of the Plan, or of a grant of an Option and any SARs that relate to such Option or of a Restricted Stock award, Cash Award or Performance Award, including questions of interpretation or application of an Agreement, shall be subject to the determination of the Committee, which determination shall be final and binding upon all parties.
Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole and absolute discretion:
(a)    to adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan;
(b)    to construe the Plan;
(c)    to make all other determinations necessary or advisable for administering the Plan;
(d)    to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods and extent of exercisability of Options, (ii) the extent to which transfer restrictions shall apply to Shares issued upon exercise of Options or any SARs that relate to such Options, (iii) the effect of termination of employment upon the exercisability of Options, and (iv) the effect of approved leaves of absence upon the exercisability of Options;
(e)    to accelerate, regardless of whether the Agreement so provides, (i) the time of exercisability of any Option and SAR that relates to such Option, (ii) the time of the lapsing of restrictions on any Restricted Stock award that is not a Performance Award, or (iii) the time of the lapsing of restrictions on or for the vesting or payment of any Cash Award that is not a Performance Award (provided that such acceleration does not subject the benefits payable under such Cash Award to the tax imposed by Section 409A of the Code);

(f)    subject to Section 13 of the Plan, to amend any Agreement provided that such amendment does not (i) adversely affect the Optionee or awardee under such Agreement in a material way without the consent of such Optionee or awardee, or (ii) cause any benefit provided or payable under such Agreement that is intended to comply with or be exempt from Section 409A of the Code, or intended to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), to fail to comply with or be exempt from Section 409A of the Code or to fail to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), respectively;
(g)    to construe the respective Agreements; and
(h)    to exercise the powers conferred on the Committee under the Plan.
The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 3 shall be final and conclusive.
Section 4. Shares Subject to the Plan
(a)    The total number of Shares available for grants or awards made under the Plan shall not exceed a maximum of 35,800,000 Shares in the aggregate (the “Plan Share Limit”). The total number of Shares that may be issued on or after April 26, 2011, pursuant to Incentive Options shall not exceed a maximum of 7,000,000 Shares in the aggregate. The total number of Shares for which Options and SARs may be granted, and which may be awarded as Restricted Stock, to any one person during any calendar year shall not exceed a maximum of 400,000 Shares in the aggregate. Each such maximum number of Shares shall be increased or decreased as provided in Section 17 of the Plan.
(b)    At any time and from time to time after the Plan takes effect, the Committee, pursuant to the provisions herein set forth, may grant Options and any SARs that relate to such Options and award Restricted Stock until the maximum number of Shares shall be exhausted or the Plan shall be sooner terminated.
(c)    For the purpose of determining the number of Shares available for grants or awards made under the Plan:
(i)    with respect to grants or awards made under the Plan prior to April 26, 2011, each Share subject to an Option (whether with or without a related SAR), and each Share awarded as Restricted Stock, shall count against the Plan Share Limit as one (1) Share,
(ii)    with respect to grants or awards made under the Plan on or after April 26, 2011, each Share subject to an Option (whether with or without a related SAR) shall count against the Plan Share Limit as one (1) Share, and each Share awarded as Restricted Stock shall count against the Plan Share Limit as 2.39 Shares,

(iii)    Shares subject to Options (whether with or without related SARs) that expire or are terminated or forfeited prior to exercise, and Shares awarded as Restricted Stock that are forfeited, shall remain available for grants or awards made under the Plan and shall be added back to the number of Shares available for such grants or awards on the same numerical basis as previously counted against the Plan Share Limit, and
(iv)    Shares tendered or withheld to satisfy an exercise price or tax withholding obligation pertaining to an Option, SAR or Restricted Stock shall not be available for grants or awards made under the Plan and shall not be added to the number of Shares available for such grants or awards.
Section 5. Eligibility
The persons who shall be eligible to receive grants of Options and any SARs that relate to such Options, and to receive Restricted Stock awards, Cash Awards or Performance Awards, shall be regular salaried officers or other employees of the Company or one or more of its Affiliates.
Section 6. Grant of Options
(a)    From time to time while the Plan is in effect, the Committee may, in its sole and absolute discretion, select from among the persons eligible to receive a grant of Options under the Plan (including persons who have already received such grants of Options) such one or more of them as in the opinion of the Committee should be granted Options. The Committee shall thereupon, likewise in its sole and absolute discretion, determine the number of Shares to be allotted for option to each person so selected.
(b)    Each person so selected shall be granted an Option to purchase the number of Shares so allotted to him, upon such terms and conditions, consistent with the provisions of the Plan, as the Committee may specify. Each such person shall have a reasonable period of time, to be fixed by the Committee, within which to accept or reject the granted Option. Failure to accept within the period so fixed may be treated as a rejection.
(c)    Each person who accepts an Option offered to him shall enter into an Agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the Option. Each Option Agreement shall contain such provisions (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and any SARs that relate to such Option and the transfer of Shares thereby acquired) as the Committee shall deem advisable. In the event a person is granted both one or more Incentive Options and one or more Nonqualified Options, such grants shall be evidenced by separate Agreements, one for each Incentive Option grant and one for each Nonqualified Option grant. Unless a subsequent effective date of grant is specified by the Committee, the date on which the Committee approves the grant of an Option to a person, including the specification of the number of Shares to be subject to the Option, shall constitute the date on which the Option covered by such Agreement is granted. Such person shall be notified of his or her grant as soon as practicable following the Committee’s approval of such grant, but in no event shall an Optionee gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual signing of the Agreement by the Company and the Optionee.
(d)    At the time an Option is granted, the Committee may, in its sole and absolute discretion, designate such Option as an Incentive Option intended to qualify under Section 422(b) of the Code; provided, however, that Incentive Options may be granted only to employees of the Company or a “parent corporation” or a “subsidiary corporation” of the Company (which terms, for the purposes of this Section and any Incentive Option granted under the Plan, shall have the meanings set forth in Section 424(e) and (f) of the Code, respectively), and that Incentive Options may not be granted more than 10 years after March 17, 2011, the date the prior Plan restatement was adopted by the Board. Each Agreement relating to an Incentive Option shall contain such limitations and restrictions upon the exercise of the Incentive Option as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in Section 422(b) of the Code. Any provision of the Plan to the contrary notwithstanding:
(i)    no Incentive Option shall be granted to any person who, at the time such Incentive Option is granted, owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation (within the meaning of Section 422(b)(6) of the Code) unless the option price under such Incentive Option is at least 110 percent of the Fair Market Value of the Shares subject to the Incentive Option at the date of its grant and such Incentive Option is not exercisable after the expiration of five years from the date of its grant; and
(ii)    to the extent that the aggregate Fair Market Value (determined as of the date the Incentive Option is granted) of the Shares subject to an Incentive Option granted to an Optionee and the aggregate Fair Market Value (determined as of the date the option is granted) of the shares of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) subject to any other incentive stock option (within the meaning of Section 422(b) of the Code) of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) granted to such Optionee, that may become exercisable for the first time during any calendar year, exceeds $100,000, such excess portion of the Option shall be treated as a Nonqualified Option.
(e)    Each Agreement that includes SARs in addition to an Option shall comply with the provisions of Section 7 of the Plan.
Section 7. Grant of SARs
The Committee may from time to time grant SARs in conjunction with all or any portion of any Option either (i) at the time of the initial Option grant (not including any subsequent modification that may be treated as a new grant of an Incentive Option for purposes of Section

424(h) of the Code) or (ii) with respect to Nonqualified Options, at any time after the initial Option grant while the Nonqualified Option is still outstanding. SARs shall not be granted other than in conjunction with an Option granted hereunder.
SARs granted hereunder shall comply with the following conditions and also with the terms of the Agreement governing the Option in conjunction with which they are granted:
(a)    The SAR shall expire no later than the expiration of the underlying Option.
(b)    Upon the exercise of an SAR, the Optionee shall be entitled to receive payment equal to the excess of the aggregate Fair Market Value of the Shares with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such Shares as provided in the related Option. Payment may be made in Shares, valued at their Fair Market Value on the date of exercise, or in cash, or partly in Shares and partly in cash, as determined by the Committee in its sole and absolute discretion.
(c)    SARs shall be exercisable (i) only at such time or times and only to the extent that the Option to which they relate shall be exercisable, (ii) only when the Fair Market Value of the Shares subject to the related Option exceeds the purchase price of the Shares as provided in the related Option, and (iii) only upon surrender of the related Option or any portion thereof with respect to the Shares for which the SARs are then being exercised.
(d)    Upon exercise of an SAR, a corresponding number of Shares subject to option under the related Option shall be canceled. Such canceled Shares shall be charged against the Shares reserved for the Plan, as provided in Section 4 of the Plan, as if the Option had been exercised to such extent and shall not be available for future Option grants or Restricted Stock awards hereunder.
Section 8. Option Price
The option price for each Share covered by an Option shall not be less than the greater of (a) the par value of such Share or (b) the Fair Market Value of such Share at the time such Option is granted. Notwithstanding the preceding sentence, if the Company or an Affiliate agrees to substitute a new Option under the Plan for an old option, or to assume an old option, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation (any of such events being referred to herein as a “Corporate Transaction”), the option price of the Shares covered by each such new Option or assumed Option may be other than the Fair Market Value of the Shares at the time the Option is granted as determined by reference to a formula, established at the time of the Corporate Transaction, which will give effect to such substitution or assumption; provided, however, in no event shall:
(a)    the excess of the aggregate Fair Market Value of the Shares subject to the Option immediately after the substitution or assumption over the aggregate option price of such Shares be more than the excess of the aggregate Fair Market Value of all Shares subject to the option immediately prior to the substitution or assumption over the aggregate option price of such Shares;

(b)    in the case of an Incentive Option, the new Option or the assumption of the old option give the Optionee additional benefits that he would not have under the old option; or
(c)    the ratio of the option price to the Fair Market Value of the stock subject to the Option immediately after the substitution or assumption be more favorable to the Optionee than the ratio of the option price to the Fair Market Value of the stock subject to the old option immediately prior to such substitution or assumption, on a Share by Share basis.
Notwithstanding the above, the provisions of this Section 8 with respect to the option price in the event of a Corporate Transaction shall, in the case of an Incentive Option, be subject to the requirements of Section 424(a) of the Code and the Treasury regulations and other applicable guidance promulgated thereunder, and in the case of a Nonqualified Option, be subject to the requirements for stock rights exempt from the application of Section 409A of the Code. In the event of a conflict between the terms of this Section 8 and the above cited statutes, regulations and rulings, or in the event of an omission in this Section 8 of a provision required by said laws, the latter shall control in all respects and are hereby incorporated herein by reference as if set out at length.
Section 9. Option Period and Terms of Exercise
(a)    Each Option shall be exercisable during such period of time as the Committee may specify, but in no event for longer than 10 years from the date when the Option is granted; provided, however, that, unless provided otherwise in an Agreement:
(i)    All rights to exercise an Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate one year after the date the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason other than death, Disability or Retirement, except that, in the event of the termination of employment of the Optionee on account of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or its Affiliates, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Affiliates.
(ii)    If the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, by reason of his death, Disability or Retirement, all rights to exercise such Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate five years thereafter.
(b)    If an Option is granted with a term shorter than 10 years, the Committee may extend the term of the Option and any SARs that relate to such Option, but for not more than 10 years from the date when the Option was originally granted.

(c)    In no event may an Option or any SARs that relate to such Option be exercised after the expiration of the term thereof.
Section 10. Transferability of Options and SARs
Except as provided in this Section 10, no Option or any SARs that relate to an Option shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Optionee by anyone other than the Optionee. A Nonqualified Option granted to an Optionee, and any SARs that relate to such Nonqualified Option, may be transferred by such Optionee to a permitted transferee (as defined below), provided that (i) there is no consideration for such transfer (other than receipt by the Optionee of interests in an entity that is a permitted transferee); (ii) the Optionee (or such Optionee’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Option or SARs; (iii) the Optionee shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Optionee; and (iv) such transfer shall be effected pursuant to transfer documents in a form approved by the Committee. A permitted transferee may not further assign or transfer any such transferred Nonqualified Option or any SARs that relate to such Nonqualified Option otherwise than by will or the laws of descent and distribution. Following the transfer of an Nonqualified Option and any SARs that relate to such Nonqualified Option to a permitted transferee, such Nonqualified Option and SARs shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Optionee, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Optionee. For the purposes of the Plan, the term “permitted transferee” means, with respect to an Optionee, (I) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Optionee, including adoptive relationships, (II) any person sharing the Optionee’s household (other than a tenant or an employee), (III) a trust in which the Optionee and/or persons described in clauses (I) and (II) above have more than fifty percent of the beneficial interest, (IV) a foundation in which the Optionee and/or persons described in clauses (I) and (II) above control the management of assets, and (V) any other entity in which the Optionee and/or persons described in clauses (I) and (II) above own more than fifty percent of the voting interests.
Section 11. Exercise of Options and SARs
(a)    In the event of an Optionee’s death, any then exercisable portion of an Option that has been granted to such Optionee, and any SARs that relate to such Option, may be exercised, within the period ending with the earlier of the fifth anniversary of the date of the Optionee’s death or the date of the termination of such Option, by the duly authorized representative of the deceased Optionee’s estate or the permitted transferee to whom such Option and SARs have been transferred.
(b)    At any time, and from time to time, during the period when any Option and any SARs that relate to such Option, or a portion thereof, are exercisable, such Option or SARs, or portion thereof, may be exercised in whole or in part; provided, however, that in an Agreement the Committee may require any Option or SAR that is partially exercised to be so exercised with respect to at least a stated minimum number of Shares.
(c)    Each exercise of an Option, or a portion thereof, shall be evidenced by a notice in writing to the Company accompanied by payment in full of the option price of the Shares then being purchased. Payment in full shall mean payment of the full amount due: (i) in cash, (ii) by certified check or cashier’s check, (iii) with Shares owned by the exercising Optionee or permitted transferee having a Fair Market Value at least equal to the aggregate option price payable in connection with such exercise, or (iv) by any combination of clauses (i) through (iii). If the exercising Optionee or permitted transferee chooses to remit Shares in payment of all or any portion of the option price, then (for purposes of payment of the option price) those Shares shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date the exercising Optionee or permitted transferee exercises such Option.
Notwithstanding anything contained herein to the contrary, at the request of an exercising Optionee or permitted transferee and to the extent permitted by applicable law, the Committee shall approve arrangements with a brokerage firm or firms under which any such brokerage firm shall, on behalf of the exercising Optionee or permitted transferee, make payment in full to the Company of the option price of the Shares then being purchased, and the Company, pursuant to an irrevocable notice in writing from the exercising Optionee or permitted transferee, shall make prompt delivery of one or more certificates for the appropriate number of Shares to such brokerage firm. Payment in full for purposes of the immediately preceding sentence shall mean payment of the full amount due, either in cash or by certified check or cashier’s check.
(d)    Each exercise of SARs, or a portion thereof, shall be evidenced by a notice in writing to the Company.
(e)    Each Optionee must take whatever affirmative actions are required, in the opinion of the Committee, to enable the Company or appropriate Affiliate to satisfy its Federal income tax and FICA and any applicable state and local withholding obligations incurred as a result of such Optionee’s (or his or her permitted transferee’s) exercise of an Option granted to such Optionee or any SARs that relate to such Option. Upon the exercise of an Option or SARs requiring tax withholding, an exercising Optionee or permitted transferee may (i) direct the Company to withhold from the Shares to be issued to the exercising Optionee or permitted transferee the number of Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) necessary to satisfy the Company’s obligation to withhold taxes, (ii) deliver to the Company sufficient Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) to satisfy the Company’s tax withholding obligations, (iii) deliver sufficient cash to the Company to satisfy the Company’s tax withholding obligations, or (iv) any combination of clauses (i) through (iii). In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any Shares withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Optionee to whom the Option and SARs in question were granted shall pay (or cause the permitted transferee to whom such Option and SARs were transferred to pay) to the Company, immediately upon the Committee’s request, the amount of that deficiency.

(f)    No Shares shall be issued upon exercise of an Option until full payment therefor has been made, and an exercising Optionee or permitted transferee shall have none of the rights of a shareholder until Shares are issued to him.
(g)    Nothing herein or in any Agreement shall require the Company to issue any Shares upon exercise of an Option or SAR if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. Upon the exercise of an Option or SAR (as a result of which the exercising Optionee or permitted transferee receives Shares), or portion thereof, the exercising Optionee or permitted transferee shall give to the Company satisfactory evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution; provided, however, if or to the extent that the Shares delivered to the exercising Optionee or permitted transferee shall be included in a registration statement filed by the Company under the Securities Act, such investment representation shall be abrogated.
(h)    An Optionee shall immediately notify the Company in writing of any disqualifying disposition (within the meaning of Section 421(b) of the Code) of Shares received upon the exercise of an Incentive Option.
Section 12. Delivery of Stock Certificates
As promptly as may be practicable after an Option or SAR (as a result of the exercise of which the exercising Optionee or permitted transferee is entitled to receive Shares), or a portion thereof, has been exercised as hereinabove provided, the Company shall make delivery of the appropriate number of Shares. In the event that an Optionee exercises both (i) an Incentive Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, and (ii) a Nonqualified Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, separately identifiable Shares shall be issued in certificate or book-entry form for the Shares subject to the Incentive Option and for the Shares subject to the Nonqualified Option.
Section 13. Modification of Options and SARs
Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options and any SARs that relate to such Options granted under the Plan. The Committee shall not have authority to accept the surrender or cancellation of any Options and any SARs that relate to such Options outstanding hereunder (to the extent not theretofore exercised) and grant new Options and any SARs that relate to such new Options hereunder in substitution therefor (to the extent not theretofore exercised) at an Option Price that is less than the Option Price of the Options surrendered or canceled. Nor shall the Committee have authority to accept the surrender or cancellation of any Option and any SARs that relate to such Option outstanding hereunder (to the extent not theretofore exercised) at a time at which the Fair Market Value of the Shares subject to the Option is less than the option price, in return for any cash or other consideration. Notwithstanding the foregoing provisions of this Section 13, no modification of an outstanding Option and any SARs that relate to such Option granted hereunder shall, without the consent of the Optionee, adversely affect the holder thereof in a material way, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of Section 422(b) of the Code, or with respect to Nonqualified Options to satisfy the requirements for stock rights exempt from Section 409A of the Code.
Section 14. Restricted Stock
(a)    The Committee may from time to time, in its sole and absolute discretion, award Shares of Restricted Stock to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive awards of Restricted Stock. Any award of Restricted Stock shall be made from Shares subject hereto as provided in Section 4 of the Plan.
(b)    A Share of Restricted Stock shall be subject to such restrictions, terms and conditions, including forfeitures, if any, as may be determined by the Committee, which may include, without limitation, the rendition of services to the Company or its Affiliates for a specified time or the achievement of specific goals, and to the further restriction that no such Share may be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the Committee at the time of the award of the Restricted Stock have been satisfied. A Restricted Stock award may be a Performance Award or an award that is not a Performance Award. Each recipient of an award of Restricted Stock shall enter into an Agreement with the Company, in such form as the Committee shall prescribe, setting forth the restrictions, terms and conditions of such award.
If a person is awarded Shares of Restricted Stock, whether or not escrowed as provided below, the person shall be the record owner of such Shares and shall have all the rights of a shareholder with respect to such Shares (except to the extent that the escrow agreement, if any, or the Agreement specifically provides otherwise), including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Shares. Any certificate or certificates representing Shares of Restricted Stock shall bear a legend similar to the following:
The shares represented by this certificate have been issued pursuant to the terms of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such shares dated ____________________, ______.
In order to enforce the restrictions, terms and conditions that may be applicable to a person’s Shares of Restricted Stock, the Committee may require the person, upon the receipt of a certificate or certificates representing such Shares or the issuance of such Shares in book-entry form, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the Company under an escrow agreement, or to enter into an escrow agreement pertaining to Shares issued in book-entry form, in such form as by the Committee shall prescribe.

After the satisfaction of the restrictions, terms and conditions set by the Committee at the time of an award of Restricted Stock to a person, the Share certificate legend set forth above and any similar evidence of a transfer restriction applicable to a Share issued in book-entry form shall be removed with respect to the number of Shares that are no longer subject to such restrictions, terms and conditions.
The Committee shall have the authority (and the Agreement evidencing an award of Restricted Stock may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of such restrictions with respect to any or all of the Shares of Restricted Stock awarded to a person hereunder on such terms and conditions as the Committee may deem appropriate, provided that such cancellation does not cause any Shares of Restricted Stock that were awarded as a Performance Award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e).
(c)    Unless otherwise provided by the Committee in the Agreement pertaining to an award of Restricted Stock, if the a person to whom such Restricted Stock has been awarded ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason, prior to the satisfaction of any terms and conditions of an award, any Restricted Stock remaining subject to restrictions shall thereupon be forfeited by the person and transferred to, and reacquired by, the Company or an Affiliate at no cost to the Company or the Affiliate; provided, however, if the cessation is due to the person’s death, Disability or Retirement, the Committee may, in its sole and absolute discretion, deem that the terms and conditions have been met for all or part of such remaining portion (except such discretionary authority shall not extend to any Shares of Restricted Stock that were awarded as a Performance Award if such discretion would cause the award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e)). In the event of such forfeiture, the person, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Company the certificates for the Shares of Restricted Stock remaining subject to such restrictions, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company.
(d)    In case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), to the extent the Committee determines that such is necessary to reflect such corporate action, the Committee shall take such further actions, if any, as it determines to be appropriate to provide that Restricted Stock shall take the form of the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such consolidation or merger.

Section 15. Performance Awards
(a)    The Options and SARs granted pursuant to the Plan are granted under terms that are designed to provide for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e). In addition, at the time of awarding any Restricted Stock award or Cash Award the Committee may, in its sole and absolute discretion, and subject to the limitations on Shares and amounts applicable thereto, designate such award to be a Performance Award that is intended to satisfy the requirements for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e) (such requirements the “162(m) Requirements”). The compensation payable under Performance Awards shall be provided or paid solely on account of the attainment of one or more preestablished, objective performance goals during a specified performance period that shall not be shorter than one year, and shall comply with the 162(m) Requirements.
(b)    Each Agreement embodying a Performance Award shall set forth (i) the maximum amount that may be earned thereunder in the form of cash or Shares, as applicable, (ii) the performance goal or goals and level of achievement applicable to such Performance Award, (iii) the performance period over which performance is to be measured, and (iv) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan or the 162(m) Requirements.
(c)    The performance goal or goals for a Performance Award shall be established in writing by the Committee based on one or more performance goals as set forth in this Section 15 not later than 90 days after commencement of the performance period with respect to such award, provided that the outcome of the performance in respect of the goal or goals remains substantially uncertain as of such time. At the time of the award of a Performance Award, and to the extent permitted under Section 162(m) of the Code and the Treasury regulations and other guidance promulgated thereunder, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
(d)    The performance goal or goals to be used for the purposes of Performance Awards may be described in terms of objectives that are related to the particular eligible employee to whom the award is being made, or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which such person is employed or with respect to which such person performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow, (b) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis), (c) return on equity or assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA, (f) revenues, (g) income, net income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) proceeds of sale or other disposition, (j) share price, (k) total shareholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) growth in reserves or production, (u) finding and development costs, and/or (v) safety results. The performance goals based on these performance measures may be made relative to the performance of peers or other business entities.
(e)    Prior to the payment of any compensation pursuant to a Performance Award, the Committee shall certify in writing that the applicable performance goal or goals and other material terms of the Award have been satisfied. The Committee in its sole and absolute discretion shall have the authority to reduce, but not to increase, the amount payable in cash and the number of Shares to be issued, retained or vested pursuant to a Performance Award.
Section 16. Cash Awards
The Committee may, in its sole and absolute discretion, award Cash Awards to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive Cash Awards. A Cash Award shall provide for the payment of a cash bonus upon the achievement of specified performance goals. A Cash Award may be a Performance Award or an award that is not a Performance Award. The Committee shall specify the terms, conditions, restrictions and limitations that apply to a Cash Award (which need not be identical among the persons to whom such awards are made). Any provision of this Plan to the contrary notwithstanding, the maximum amount that may be paid under all Cash Awards awarded to any one person pursuant to this Plan during any one calendar year shall not exceed $4,000,000. The Committee’s authority and discretion to grant Cash Awards pursuant to this Plan is not intended to and does not replace, modify, limit or otherwise affect the ability of the Company and its Affiliates to pay or make grants of compensation under other programs and arrangements of the Company and its Affiliates, including without limitation the Company’s annual short-term incentive plans.
Section 17. Changes in Company’s Shares and Certain Corporate Transactions
If at any time while the Plan is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a stock dividend or through any recapitalization or merger or otherwise in which the Company is the surviving corporation, resulting in a stock split-up, combination or exchange of Shares of the Company, then and in each such event:
(a)    An appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned or awarded as Restricted Stock under the Plan, to the end that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned and awarded;
(b)    Appropriate adjustment shall be made in the number of Shares and the option price per Share thereof then subject to purchase pursuant to each Option previously granted and then outstanding, to the end that the same proportion of the

Company’s issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate option price; and
(c)    In the case of Incentive Options, any such adjustments shall in all respects satisfy the requirements of Section 424(a) of the Code and the Treasury regulations and other guidance promulgated thereunder. In the case of Nonqualified Options, any such adjustments shall in all respects satisfy the requirements applicable to stock rights that are exempt from the application of Section 409A of the Code.
Except as is otherwise expressly provided herein, the issue by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or option price of Shares then subject to outstanding Options granted under the Plan. Furthermore, the presence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities or preferred stock that would rank above the Shares subject to outstanding Options granted under the Plan; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise. All adjustments made pursuant to this Section 17 or any other provision of this Plan shall be made in a manner that satisfies the requirements for such adjustments under Sections 409A and 424 of the Code, as applicable, and the Treasury regulations and other guidance promulgated thereunder.
Section 18. Effective Date
The Plan was originally adopted by the Board on January 28, 1992, and has been amended by the Board and approved by the shareholders of the Company at various times thereafter. The amendment and restatement of the Plan was approved by the Board on January 28, 2013. This amendment and restatement of the Plan will become effective as of April 23, 2013, if it is approved by the shareholders of the Company by at least a majority of votes cast (including abstentions to the extent abstentions are counted as voting under applicable State law) at a duly held meeting of the shareholders of the Company to be held on April 23, 2013 at which a quorum representing a majority of outstanding Shares entitled to vote is, either in person or by proxy, present and voting on the Plan. If this amendment and restatement of the Plan is not so approved at such meeting, then the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan as in effect immediately prior to such meeting shall remain in effect.
Section 19. Amendment, Suspension or Termination
The Board may at any time amend, suspend or terminate the Plan; provided, however, that after the shareholders have approved and ratified the Plan in accordance with Section 18 of the Plan, the Board may not, without approval of the shareholders of the Company, amend the Plan so as to (a) increase the maximum number of Shares subject thereto, as specified in Sections

4(a) and 17 of the Plan, (b) reduce the option price for Shares covered by Options granted hereunder below the price specified in Section 8 of the Plan, or (c) permit the “repricing” of Options and any SARs that relate to such new Options, or permit the cancellation of “underwater” Options and any SARs that relate to such Options in return for cash or other consideration, in contravention of Section 13 of the Plan; and provided further, that the Board may not, without the consent of the holder thereof, amend or cancel any outstanding Agreement in a manner that adversely affects the holder thereof in a material way.
Section 20. Requirements of Law
Notwithstanding anything contained herein or in any Agreement to the contrary, the Company shall not be required to sell or issue Shares under any Option or SAR if the issuance thereof would constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance of Shares upon exercise of an Option or SAR, the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable to assure compliance with any such law or regulation.
Section 21. General
(a)    The proceeds received by the Company from the sale of Shares pursuant to Options shall be used for general corporate purposes.
(b)    Nothing contained in the Plan or in any Agreement shall confer upon any Optionee or recipient of Restricted Stock the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate his employment at any time, with or without cause.
(c)    Neither the members of the Board nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any Option and any SARs that relate to such Option granted hereunder or any Restricted Stock, Cash Award or Performance Award awarded hereunder; and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including counsel fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage that may be in effect from time to time.
(d)    Any payment of cash or any issuance or transfer of Shares to an exercising Optionee or permitted transferee, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require an exercising Optionee or permitted transferee, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.
(e)    Neither the Committee, the Board nor the Company guarantees the Shares from loss or depreciation.

(f)    All expenses incident to the administration, termination or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or its Affiliates.
(g)    Records of the Company and its Affiliates regarding a person’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.
(h)    Any action required of the Company shall be by resolution of its Board or by a person authorized to act by resolution of the Board. Any action required of the Committee shall be by resolution of the Committee or by a person authorized to act by resolution of the Committee.
(i)    If any provision of the Plan or any Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such Agreement, as the case may be, but such provision shall be fully severable and the Plan or such Agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.
(j)    Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company, an Optionee or a recipient of Restricted Stock may change, at any time and from time to time, by written notice to the other, the address that it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee and recipient of Restricted Stock shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates.
(k)    Any person entitled to notice hereunder may waive such notice.
(l)    The Plan shall be binding upon the Optionee or the recipient of Restricted Stock or a Cash Award, his or her heirs, legatees, distributees, legal representatives and permitted transferees, upon the Company, its successors and assigns, and upon the Committee, and its successors.
(m)    The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.
(n)    All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal law.

(o)    Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.
(p)    The compensation payable by the Company to or with respect to an Optionee or awardee pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Code, and the Plan and Agreements shall be administered and construed to the fullest extent possible to reflect and implement such intent; provided, however, that any provision of this Plan or an Agreement to the contrary notwithstanding, the Committee, the Company and its Affiliates and their respective directors, officers, employees and agents do not guarantee any particular tax treatment with respect to the compensation payable pursuant to the Plan or an Agreement, and shall not be responsible or liable for any such treatment.
(q)    Except as provided in Section 10, no right or interest of an Optionee or an awardee under any Restricted Stock award, Cash Award or Performance Award may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except, with respect to awards other than Incentive Options, pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law), and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Optionee or awardee.
(r)    Any provision of this Plan to the contrary notwithstanding, any provision in this Plan setting forth a requirement for delivery of a written notice, agreement, consent, acknowledgement, or other documentation in writing, including a written signature, may be satisfied by electronic delivery of such notice, agreement, consent, acknowledgment, or other documentation, in a manner that the Committee has prescribed or that is otherwise acceptable to the Committee, provided that evidence of the intended recipient’s receipt of the electronic delivery is available to the Committee and that such delivery is not prohibited by applicable laws and regulations.
Section 22. UK Sub-Plan
Any provision of this Plan to the contrary notwithstanding, the Committee may grant to the employees of the Company or one of its Affiliates whose compensation from the Company or such Affiliate is subject to taxation under the laws of the United Kingdom Options which (i) will terminate one year after the Optionee’s death, (ii) cannot be transferred to a permitted transferee pursuant to the provisions of Section 10, (iii) cannot be exercised using a means of payment other than cash or a certified check or cashier’s check, and (iv) will not be adjusted pursuant to Section 17 without the approval of the Board of Inland Revenue of the United Kingdom.

IN WITNESS WHEREOF, this amendment and restatement of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan has been executed by the Company on this 23rd day of April, 2013, to be effective as provided in Section 18 above.

NOBLE ENERGY, INC.

By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Senior Vice President, Chief Financial Officer

NOBLE ENERGY, INC.

APPENDIX A - ISRAEL
TO THE 1992 STOCK OPTION AND RESTRICTED STOCK PLAN
(As Amended and Restated Effective April 26, 2011)

PREAMBLE
1.    GENERAL

1.1
This appendix (the “Appendix”) shall apply only to persons eligible for the Plan who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax.

1.2
This Appendix is in accordance with and in continuation of the Noble Energy, Inc. (the "Company") 1992 Stock Option and Restricted Stock Plan (as amended and restated effective April 26, 2011) (the "Plan"). All the provisions specified hereunder shall form an integral part of the Plan.

1.3
This Appendix is effective with respect to Awards (as such term is defined hereunder) granted after the enactment of Amendment no. 132 of the Israeli Tax Ordinance, entering into force as of January 1, 2003.

1.4
This Appendix is to be read as a continuation of the Plan, and modifies only Awards granted to Israeli Participants (as such term is defined hereunder) so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify Plan in respect of any other category of participants and no provision herein is intended to expand the group of eligible individuals who can receive awards, increase the size or amount of awards, or expand the types of awards otherwise available under the Plan. No person shall be granted an Award under this Appendix who is not otherwise eligible to receive an Award of such type pursuant to the provisions of the Plan.

1.5
The Plan and this Appendix are complimentary to each other and shall be deemed as one. No provision of this Appendix is intended to, nor shall it be interpreted to, increase the maximum number of Shares subject to the Plan, reduce the option price for Shares covered by Options granted under the Plan, or make any other amendment to the Plan that would require the approval of shareholders of the Company pursuant to Section 19 of the Plan or otherwise.

1.6	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.    DEFINITION

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2
“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and deposited with a Trustee (or supervised by a Supervisory Trustee subject to a Supervisory Trustee Ruling) for the benefit of the Israeli Participant.

2.3	“Award” means any award of Option, Restricted Stock, SARs in Shares, Performance Awards in Shares, granted under the Plan to an Israeli Participant.

2.4	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.5
"Award Agreement" means the written agreement between the Company and the Israeli Participant evidencing the grant of a 102 Award or a 3(i) Option, the terms and conditions applicable to such award and the understanding of the parties with respect thereto.

2.6
“Capital Gain Award” or “CGA” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.7	"Company" means Noble Energy Inc., a Delaware corporation.

2.8	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.9
“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, consultant, adviser or service provider.

2.10	"Israeli Participant" means any eligible Employee or Controlling Shareholder who has been granted an Award under the Plan and this Appendix.

2.11	“ITA” means the Israeli Tax Authorities.

2.12	"3(i) Option" means an option granted pursuant to Section 3(i) of the Ordinance to any person who is a Controlling Shareholder.

2.13
“Ordinary Income Award” or “OIA” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.14	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961, as now in effect or as hereafter amended.

2.15
"Performance Awards in Shares" means any Restricted Stock award granted under the Plan and this Appendix entitling the Israeli Participant to receive payment only in Shares in accordance with and subject to Section 15 of the Plan.

2.16
"SARs in Shares" means stock appreciation rights granted under the Plan and this Appendix entitling the Israeli Participant to receive payment only in Shares in accordance with and subject to Section 7 of the Plan.

2.17
“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended or any regulations, rules or orders or procedures promulgated thereunder.

2.18
“Trustee” means any individual approved by the ITA appointed by the Company to serve as a trustee , all in accordance with the provisions of Section 102(a) of the Ordinance. In the event of obtaining a ruling from the ITA regarding a Supervisory Trustee mechanism (the: "Supervisory Trustee Ruling"), the Trustee will be regarded as a "Supervisory Trustee", all in accordance with and subject to the terms and conditions of the Supervisory Trustee Ruling.

2.19	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.
3.    ISSUANCE OF AWARDS

3.1
The persons eligible for participation in the Plan and this Appendix as Israeli Participants shall include any Employees and/or Controlling Shareholder of the Company or of any Affiliate who are otherwise eligible for participation in the Plan without regard to this Appendix; provided, however, that Employees may only be granted 102 Awards and Controlling Shareholders may only be granted 3(i) Options.

3.2	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3	The grant of Approved 102 Awards shall be made under this Appendix, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4	Approved 102 Awards may either be classified as CGAs or OIAs.

3.5
No Approved 102 Awards may be granted under this Appendix to any eligible Employee unless and until the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”) is appropriately filed with the ITA. The Election shall become effective beginning the first grant date of an Approved 102 Award under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Israeli Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6
All Approved 102 Awards must be held by a Trustee, as described in Section 4 below; provided, however, that for all purposes of this Appendix and the Plan including without limitation Section 4 below, any and all references in this Appendix to an Award being held by or deposited with a Trustee or Supervisory Trustee, or being held in Trust, shall refer merely to the administration of the Award for purposes of this Appendix and no such Trustee or Supervisory Trustee shall have legal ownership of or hold title to any such Award and no transfer, assignment or conveyance shall occur with respect to any Award on account of the Trustee or Supervisory Trustee provisions of this Appendix.

3.7	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

4.    TRUSTEE

4.1
Approved 102 Awards which shall be granted under this Appendix and/or any shares of Common Stock allocated or issued upon exercise of such Approved 102 Awards and/or other shares of Common Stock received subsequently following any realization of rights, including without limitation bonus shares, shall be deposited with a Trustee for the benefit of the Employees, or as otherwise determined pursuant to a Supervisory Trustee Ruling, for such period of time as required by Section 102 (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards are to be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2
Notwithstanding anything to the contrary, the Trustee shall not release any shares of Common Stock deposited upon exercise of Approved 102 Awards prior to the full payment of the Employee’s tax liabilities arising from Approved 102 Awards which were granted to him and/or any shares of Common Stock allocated or issued upon exercise of such Awards. In the event of a Supervisory Trustee Ruling, this provision shall be subject to and apply in accordance with the terms and conditions of the said ruling.

4.3
With respect to any Approved 102 Award, subject to the provisions of Section 102, an Employee shall not dispose of any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102. In the event of a Supervisory Trustee Ruling, this provision shall be subject to and apply in accordance with the terms and conditions of the said ruling. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Employee.

4.4
Upon receipt of Approved 102 Award, the Employee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Award or Ordinary Share granted to him thereunder.

5.    THE AWARDS
The terms and conditions upon which the Awards shall be issued and exercised shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Appendix. Each Award Agreement shall state, inter alia, the number of shares of common stock to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or 3(i) Option), the vesting provisions and the exercise price (if applicable).

6.    FAIR MARKET VALUE
Solely for the purpose of determining the tax liability in Israel pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the CGAs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be. For all other purposes of the Plan, including without limitation determining fair market value for tax purposes in the United

States or other jurisdictions outside of Israel, fair market value shall be determined in accordance with the Plan provisions or other applicable law without regard to this Appendix.

7.    EXERCISE OF AWARDS
Awards shall be exercised by the Israeli Participant by following the procedures set forth in the Plan and their Award Agreements and, if applicable, in accordance with the requirements of Section 102. In the event of a Supervisory Trustee Ruling, this provision shall be subject to and apply in accordance with the terms and conditions of the said ruling.
8.    ASSIGNABILITY AND SALE OF AWARDS
Notwithstanding anything to the contrary in Section 10 of the Plan and in addition thereto, only with respect to Awards governed under this Appendix, as long as Awards or Shares of common stock purchased pursuant to thereto are deposited with the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Shares are personal, and cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. In the event of a Supervisory Trustee Ruling, this provision shall be subject to and apply in accordance with the terms and conditions of the said ruling.
9.    INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT
With regards to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan, the Appendix and the Award Agreement.

10.    DIVIDEND
With respect to all Shares of common stock (but excluding, for avoidance of any doubt, any unexercised Awards) issued upon the exercise of stock option Awards by the Israeli Participant and held by the Israeli Participant or by the Trustee, as the case may be, the Israeli Participant shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s certificate of incorporation (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102. In the event of a Supervisory Trustee Ruling, this provision shall apply accordingly to the terms of the said ruling.
11.    TAX CONSEQUENCES

11.1
Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant.

11.2	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Israeli Participant until all required payments have been fully made.

11.3
With respect to Unapproved 102 Award, if the Israeli Participant ceases to be employed by the Company or any Affiliate, the Israeli Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

12.    GOVERNING LAW & JURISDICTION
This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.